October 28, 2010

TO:	All Stockholders (Individually Addressed)
SUBJECT:	Report for the Month

At the Bank

Federal Home Loan Bank of New York Announces Third Quarter Results

I am pleased to announce that the Federal Home Loan Bank of New York (“Bank”) today released unaudited financial results for the quarter ended September 30, 2010. The results of our operations remained steady in the third quarter, as we continued to fulfill our role as an important provider of reliable and attractively priced wholesale funding to our community member-lenders.

Net income declined to $78.8 million for the third quarter of 2010, compared to $140.2 million for the third quarter of 2009. The decrease was due to lower gains from derivatives and hedging activities in the current quarter as compared to the gains from these activities in the same period of 2009. In addition, the Bank experienced lower average balances of advances and MBS as compared to the same period a year ago, as well as some compression of spreads.

Similar factors affected net income for the first nine months of 2010, which declined to $189.1 million, compared to $474.8 million for the first nine months of 2009. This decrease is also due to losses from derivatives and hedging activities in the nine months ended September 30, 2010, as compared to significant gains from these activities in the same period of 2009.

The Bank recorded a $3.1 million credit loss portion of the other-than-temporary impairment (“OTTI”) write-down of our private label mortgage-backed securities (“PLMBS”) recognized during the third quarter of 2010. For the first nine months of 2010, the Bank recorded a $7.7 million credit loss portion of the OTTI write-down of our PLMBS.

At September 30, 2010, the Bank’s total assets were $103.1 billion, a decrease of $11.4 billion from December 31, 2009. The Bank’s balance sheet management strategy has been to keep balance sheet growth or decline in line with the changes in member demand for advances.

Advances declined by 9.2 percent to $85.7 billion at September 30, 2010, compared with $94.3 billion at December 31, 2009. Advances represented 83.1 percent of total assets at September 30, 2010. Member demand for advance borrowings in the third quarter of 2010 was lower as our members’ loans outstanding decreased while experiencing continued growth of their deposit base, both as a result of the economic contraction. Additional funding and liquidity options remain available to members, as well, also impacting their borrowing from the Bank. We expect advance demand to remain at lower levels until the nation’s monetary policy tightens and a true economic recovery begins.

In the first nine months of 2010, $21.4 million was accrued for future use in the Affordable Housing Program.

It is the Bank’s intention to maintain retained earnings at a calibrated level to help ensure regulatory compliance and provide additional protection for the capital investment of our stockholders. In this regard, we note that retained earnings grew from $688.9 million at year-end 2009 to $701.2 million on September 30, 2010. We will continue to work to keep our member-lenders’ investment in the cooperative safe as we promote an even stronger Home Loan Bank/community bank lending network.

We anticipate filing our quarterly report on Form 10-Q for the third quarter of 2010 with the SEC by November 12.

The Bank’s other filings with the SEC can be found by visiting www.sec.gov/edgar/searchedgar/webusers.htm and entering “Federal Home Loan Bank of New York” in the “Company Name” box.

Future Dividend Announcements

The Federal Home Loan Bank of New York expects to announce our third quarter 2010 dividend in the next few weeks. At this point, and if our projected results remain in line, that dividend rate is expected to exceed last quarter’s dividend. We pride ourselves in our ability to provide our members with a fair return, although, given the continued extreme volatility in the markets and our projections into next year, future dividends are expected to be lower than the third quarter 2010 dividend rate.

A Garden State Great Retires

On October 28, the New Jersey Bankers Association held a dinner honoring James R. Silkensen, the Association’s co-president and co-chief executive officer. Jim is retiring from that post at the end of the year. In his 26 years with the organization, his hard work and dedication have had a tremendous impact on the banking industry, both in the Garden State and beyond. On behalf of the Board, our employees, and our New Jersey members, we congratulate Jim on an extraordinary career and wish him all the best in his future endeavors.

FHLBNY Board Elections Underway

Next Tuesday is Election Day, and we certainly hope all of our members head to the polls to make their voices heard. However, for our member lenders, next week also holds a second election: for Federal Home Loan Bank Director. You should have received by now your 2010 Federal Home Loan Bank of New York Director Election package. Your vote is important, so we hope that you will take the time to review the package and return your ballot to the Bank. Please note that the two Independent Director candidates nominated by the Bank’s Board listed on the ballot need at least 20 percent of the available votes in order to be seated. The cutoff date for the receipt of your ballots at the Bank is Thursday, November 4, 2010, at 5:00 p.m. Please refer any election questions to Barbara Sperrazza, the Bank’s Corporate Secretary, at sperrazza@fhlbny.com or (212) 441-6819.

Even during these trying economic times, the Federal Home Loan Bank of New York has maintained its strong and steady performance. We thank our members for our continued partnership, one that results not only in a stronger Home Loan Bank, but stronger communities across New Jersey, New York, Puerto Rico, the U.S. Virgin Islands, and beyond.

Sincerely,

Alfred A. DelliBovi
President

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.